Exhibit 10.24

Clarios 5757 Green Bay Avenue Milwaukee, WI 53209

Mark Wallace 24 N Lake Bridge Ln Watersount, Florida 32461

March 20, 2020

Dear Mark:

I am pleased to confirm our verbal offer of employment as Chief Executive Officer of Clarios (or the “Company”) with an anticipated start date in April or May 2020 (date to be mutually determined). In this role you will report directly to the Board of Directors of the Company (“Board”) serving as an officer of the Company and as a director on the Board. This letter agreement (“Agreement”) sets forth the principal terms and conditions of your employment. The position will be based at our Global Headquarters in Milwaukee, Wisconsin. All amounts are in U.S. dollars.

BASE SALARY

Your annual base salary will be $950,000 paid on a bi-weekly basis (subject to changes in the Board’s discretion). Any changes will be incorporated into your “annual base salary” for all purposes thereafter.

ANNUAL INCENTIVE PERFORMANCE PROGRAM

You will participate in the Clarios Annual Incentive Performance Plan (AIPP) at a target of 100% of your annual base salary. Your participation will start on the first of the following month after date of hire and your payment for fiscal year 2020 will not be pro-rated. Actual incentive payments to you under the AIPP can range from 0% of annual base salary to as much as 200% of annual base salary. Payments are made in December of each year for the current fiscal year. Your first AIPP payment will be in December of 2020 for performance in fiscal year 2020.

LONG-TERM INCENTIVE PLAN

In this position, you will participate in the Clarios Long-Term Incentive Program (the “Plan”). Determination of actual award levels relative to the target award will be based on achievement of performance goals outlined in the Plan in accordance with the form of award agreement attached hereto as Exhibit A (“LTIP Award”) and the Plan document attached hereto as Exhibit B.

In the event that any payment or benefit under the Plan results in an increased income tax, penalty (increased) interest thereon or penalty tax due to the failure of the Plan (or LTIP Award) to comply with section 409A of the Code (collectively, the “409A Tax”), you will receive a tax gross-up payment in an amount which, after reduction for any Federal, state or local income taxes on such payment, shall equal the amount of the 409A Tax (“Tax Make- Whole”). The Tax Make-Whole shall be paid no later than five days following the date that Clarios reports on a Form W-2 that the 409A Tax is due, or (absent such report) following the date of any other final non-appealable determination by (or agreement with) the Internal Revenue Service or any judicial authority that the 409A Tax is due. You agree that Clarios will control any audit or consent with respect to any claims by the IRS that the 409A Tax is due, that you will cooperate in good faith with respect to any such proceeding and will not take any position contrary to Clarios, except as required by law.

ONE-TIME COMPENSATION

You will be provided with a one-time lump sum cash bonus in an after-tax amount of $500,000 (net of all income and employment taxes), paid at the successful completion of you first 30 days of service.

DEFERRED COMPENSATION

In your position, you are eligible to participate in the Clarios Senior Executive Deferred Compensation Plan, a key executive benefit. This plan allows you to defer a portion of your base salary and annual bonus. You will receive further information and have an opportunity to learn more about this benefit during the enrollment period in the first quarter of the fiscal year. This plan is under review and will be finalized in 2020.

FLEXIBLE PERQUISITES

You will also be able to participate in the Flexible Perquisites Plan which, subject to the terms and conditions of such plan, as amended, provides you annually with up to 5% of your annual base salary each year to cover financial planning expenses. Applicable taxes on perquisite funds will be withheld in accordance with Clarios executive payroll practices.

U.S. MANAGEMENT CAR ALLOWANCE PROGRAM

In this position you are eligible to participate in the Management Car Allowance Program. An annual cash car allowance of $15,000 will be added to your paycheck. This annual amount will be paid via payroll on a bi-weekly basis. All payments in association with the Management Car Allowance Program are subject to applicable Federal and local taxes.

BENEFITS

Clarios offers an extensive employee benefit program. Choices exist for you and your dependents in medical, dental, life and disability insurance. You will be eligible to participate in the Clarios Savings and Investment Plan which includes a 401K plan with a Company match. Details of this plan are described in the summary plan description. You are entitled to thirteen (13) Company paid holidays each year. Additionally, each year you will receive four (4) weeks of vacation to be governed in accordance with the terms and conditions of the Company’s Vacation Policy.

SEVERANCE

Upon a termination without Cause (as defined below) or by you for Good Reason (as defined below), you will be provided with one-and-one-half (1.5) times the sum of your annual base salary and your annual bonus target amount, payable in a lump sum within 30 days following termination. For the period of 1.5 years (18 months), benefit continuation (medical/dental/vision) will be covered by the Company at the current employee contribution levels. You also will receive any unpaid prior year bonus, to the extent earned under the AIPP for such year, payable at the same time as such year’s bonuses are paid to other senior executives. Senior executive-level outplacement services provided for a period of 1 year (12 months).

RELOCATION

To assist you with your transition into this role, you will be provided with relocation assistance managed by BGRS. Should you voluntarily terminate your employment within the first (1st) year of employment without Good Reason (and not due to total disability), you will be required to reimburse Clarios in full for the cost of any and all relocation assistance provided to you or paid for on your behalf by Clarios. You will be required to agree to the Payback Agreement following the acceptance of this offer (the terms of which shall be consistent with this paragraph).

Additionally, you will be required to complete an I-9 form (Employment Eligibility Verification) and provide the required documentation establishing your legal right to work in the United States.

LEGAL FEES

Clarios will pay (or reimburse you for) reasonable, documented out-of-pocket professional fees up to $20,000 incurred to negotiate and prepare this Agreement and all agreements related hereto.

INDEMNIFICATION; D&O INSURANCE

Clarios will indemnify and hold you harmless for all acts and omissions to act occurring while a director or officer or other employee to the maximum extent permitted under Clarios’s governing instruments and applicable law. Clarios will cover you as an insured party on all directors’ and officers’ insurance maintained by Clarios for the benefit of the Board. Such indemnification and insurance coverage will continue during your employment and service as a member of the Board and will survive thereafter for such period of time during which you may be subject to liability for any act or omission occurring while a director or officer or other employee of Clarios.

RESTRICTIVE COVENANTS

Non-Competition: In accepting this employment offer, and in consideration of this employment offer, your continued employment, and/or the Company’s obligation and promise to provide you with confidential and propriety information pertaining to its business operations and/or customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with the Company or its parent, subsidiaries or affiliates, and for the 18 month period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or its parent, subsidiaries, or any of its subsidiaries on the date of your termination of employment, including but not limited to any business or company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution, and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses (1) that is located in a region where you had substantial responsibilities during the eighteen (18) month period preceding your employment termination date, and (2) for which you (A) were materially involved in during the eighteen (18) month period preceding your employment termination date, or (B) had knowledge of operations or substantial exposure to during the eighteen (18) month period preceding your employment termination date.

Non-Solicitation of Customers: Further, in accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company or its parent, subsidiaries or affiliates, and for the eighteen (18) month period following your termination of employment, you will not directly or indirectly, on your own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or its subsidiaries that you were responsible for, directly or indirectly through direct supervisor or management of other employees, departments or business units of the Company, to purchase goods or services then sold by the Company or its subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and where you had direct contact, participated in the contact, or had knowledge of Confidential Information because of your employment with the Company within the eighteen (18) months preceding your employment termination date if that sale or service would be located in a region where you had substantial responsibilities while employed by the Company or its subsidiaries.

Non-Solicitation of Employees: Further, in accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company or its parent, subsidiaries or affiliates, and for the eighteen (18) month period following termination of your employment, you will not, directly or indirectly, on your own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its subsidiaries (a) who were directly managed by or reported to you as of your employment termination date, or (b) with whom you had material contact with during the eighteen (18) months period preceding your employment termination date and who had access to Confidential Information, trade secrets or customer relationships, to leave their employment with the Company or its subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

Irreparable injury will result to the Company, its business, subsidiaries in the event of a breach by you of any of the above restrictive covenants you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

The non-competition and non-solicitation provisions are expressly intended to benefit the Company (which includes its subsidiaries as third party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including its subsidiaries) and its successors and assigns to enforce these provisions.

DEFINITIONS

For all purposes under this Agreement and your LTIP Award (and the Plan to the contrary notwithstanding, but only with respect to the following definitions):

“Cause” shall mean (a) your willful failure to properly carry out your duties or to comply with the material rules and material policies of Clarios, or any reasonable instruction or directive of the Board, that is not cured, if deemed curable in the discretion of the Board, within ten (10) days after the Board gives you written notice thereof setting forth the particulars in detail of such failure; (b) your acting dishonestly or fraudulently, or your willful misconduct in the course of your employment, in each case resulting in material adverse consequences to Clarios which is not cured, if deemed curable in the discretion of the Board, within ten (10) days after the Board gives you written notice thereof setting forth the particulars in detail of such misconduct; (c) if you or any member of your family makes any personal profit arising out of or in connection with any transaction to which Clarios is a party or with which Clarios is associated without making disclosure to and obtaining the prior written consent of the Company (other than respecting any trading in shares of Clarios following a public offering and stock exchange listing); (d) your conviction for, or a guilty plea (or a plea of nolo contendere) by you to any criminal offence that may reasonably be considered to be likely to adversely affect the Company or your ability to perform your duties, including without limitation, any offence involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts involving moral turpitude; (e) your failure to fully comply with and perform your fiduciary duties as an officer and member of the Board; or (f) engaging in conduct (done either intentionally or through gross negligence) that is materially detrimental to the reputation, character, or standing of the Company. An opportunity to cure any of the above Cause grounds may be provided to you only where specified in subsections (a) through (f) above.

“Good Reason” shall mean the occurrence of any one or more of the following without your prior written consent:(a) a material reduction of your title, authorities, duties or responsibilities (including reporting responsibilities) as Chief Executive Officer of Clarios; (b) a material reduction in your annual base salary or target bonus opportunity, except for reductions that affect other officers of Clarios in proportionally the same amount of reduction; (c) a material breach by Clarios of the LTIP Award agreement; or (d) or a material failure to pay any compensation set forth in this Agreement, or compensation subsequently agreed to by you and Clarios in writing. To constitute Good Reason, (i) you must provide written notice to the Chairman of the Board within thirty (30) days following the occurrence of Good Reason, (ii) Clarios must fail to cure such event within thirty (30) days of delivering such notice, and (iii) you must terminate employment within sixty (60) days following the expiration of such cure period in which the Good Reason event is not so cured.

MISCELLANEOUS; SECTION 409A

In the event of your death, any monies that are due and owing to you as of the date of your death will be paid to your estate (including for any death occurring after a termination of employment, above, in which severance is due).

This Agreement and the Exhibits hereto sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings previously entered into, written or oral, between the parties hereto with respect to the subject matter hereof.

This Agreement may not be amended, modified or changed except by an instrument in writing signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

This Agreement will be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions.

The parties may execute this Agreement in one or more counterparts, all of which together shall constitute one and the same instrument.

The parties intend that all payments and benefits under this Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith. Although Clarios intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Section 409A, Clarios does not represent or warrant that this Agreement will be exempt from or otherwise comply with Section 409A or any other provision of federal, state, local, or non-United States law. Except for the Tax Make- Whole, neither Clarios, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation or benefits paid under this Agreement, and Clarios and its affiliates shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A or otherwise. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. No amount shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with Clarios under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as a short-term deferral under Section 409A. To the extent any amounts payable upon your separation from service are nonqualified deferred compensation under Section 409A, and if you are at such time a “specified employee” thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of your separation from service (or until any earlier date of your death), upon which date all such postponed amounts shall be paid to you in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Mark, speaking for myself and my colleagues, we are enthusiastic about your joining Clarios. We have a great Company with important work to be done. We are confident that the combination of your experiences and personal attributes will allow you to contribute and succeed at Clarios.

We look forward to your positive response to our offer as soon as possible.

Sincerely,

/s/ John Barkhouse

John Barkhouse

Interim Chief Executive Officer, Clarios

Managing Partner, Brookfield Asset Management

Acceptance/Rejection:Please indicate your response to this offer below with your signature.

✓	I accept the offer as detailed

I decline the offer

/s/ Mark Wallace	4-5-20
Name	Date

EXHIBIT A (“LTIP Award”)

March 2020 Executive LTI Grant Letter

Mark Wallace

24 N Lake Bridge Ln

Watersount, Florida

32461

March 20, 2020

We are very pleased to provide you with a one-time award under the 2019 Clarios International LP (“Clarios”) Executive Long-Term Incentive Plan (the “ELTIP” or the “Plan”). The purpose of the Plan is to reward Clarios executives for creating long term value for the owner of Clarios, Brookfield Capital Partners V L.P. together with affiliates (collectively, “Brookfield”).

The Plan has two types of awards: General Option Units and Stretch Option Units (collectively, “Option Units”). You are hereby awarded: 2,322,144 General Option Units and 580,536 Stretch Option Units.

The final value of your award of General Option Units is determined once Brookfield sells at least 70% of its common equity in Clarios (a “Change in Control”). At that time, the value of each of your Option Units will be calculated as a percentage Brookfield’s net proceeds upon sale.

Your award of General Option Units is subject to the condition of exercise that one-half of your award, or 1,161,072 General Option Units, are exercisable over time and that the other one-half of your award, or 1,161,072 General Option Units, are exercisable against company performance. Any General Option Units that are not exercisable upon a Change in Control shall be forfeited to Clarios for no consideration. Stretch Option Units become exercisable against a higher company performance.

Payment under the ELTIP will only occur upon a Change in Control. To the extent Brookfield has sold greater than 70% of its ownership in Clarios but less than 100%, all payments made under the ELTIP will be calculated as though Brookfield sold all of its equity interest in Clarios.

You will not be entitled to voting rights or interim cash distributions as a result of your award. For greater certainty however, any interim return of capital (including dividends) from Clarios to Brookfield will be included in the calculation of the final profit pool.

Effective January 1, 2020, your award will vest equally over a five-year period and expire on January 1, 2030. If no final distribution has been made on or before this expiry date, your award will be extended in twelve month increments until a final distribution occurs.

Your award is contingent upon your continued employment at Clarios on each annual vesting date. If you cease to be employed by Clarios at any time other than termination for cause, you shall forfeit all unvested Option Units for no consideration. Any vested Option Units on the date you cease to be employed will continue to be outstanding and will be settled in accordance with the terms of the Plan. If you are terminated for cause, all of your Option Units (whether vested or not vested) shall be forfeited to Clarios for no consideration and cancelled.

Other terms and conditions are outlined in more detail in the Plan Document enclosed.

The Plan will be administered by Brookfield who will have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of Clarios, any instrument required to carry out the Plan; (iv) to delegate its authority to one or more officers of Clarios; (v) to determine when awards are to be granted under the Plan and the applicable grant date; (vi) from time to time to select those participants in the Plan to whom awards will be granted; (vii) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or award granted under, the Plan; and (viii) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

All decisions made by Brookfield with respect to the Plan will be final and binding.

Powering today, into tomorrow.

EXHIBIT B (“Plan”)

CLARIOS INTERNATIONAL LP

EXECUTIVE LONG-TERM INCENTIVE PLAN

1.	Introduction

This Clarios International LP Executive Long-Term Incentive Plan (the “Plan”) has been adopted by the Board of Directors of the general partner of Clarios International LP (the “Company”) effective as of January 1, 2020 (the “Effective Date”). Brookfield Capital Partners V L.P., together with its Affiliates (“Brookfield”), owns 100% of the equity interests of the Company as at April 30, 2019 (the “Investment Date”). The purpose of the Plan is to attract and retain senior management of the Company, to incentivize them to make decisions with a long term view and to motivate and influence behavior on their part that is consistent with maximizing value for the shareholders of the Company in a prudent manner. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 7.

2.	Plan Administration

The Plan will be administered by Brookfield through its representatives on the Board of Directors of the Company. All determinations of the value of the Incentive Pool and the Option Units (as hereinafter defined) will be made by Brookfield, in its sole discretion, and shall be final and binding on all Participants and their beneficiaries, including, without limitation, determinations with respect to: (i) the terms of the Plan and any Option Units; (ii) the rights of any person under the Plan, or the meaning of requirements imposed by the terms of the Plan or award of Option Units; (iii) the calculation of any amounts due under the Plan or in respect of Option Units; (iv) any acceleration of the vesting or payment of awards; (v) all questions of interpretation, fact, or other matters arising under the Plan; and (vi) resolving all disputes under the Plan. Brookfield will have ultimate authority to make any required determinations and calculations under the Plan and for implementing any changes to the Plan. Brookfield’s determinations shall be binding and conclusive upon all Participants and all other interested parties. No employee of Brookfield shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option Units granted hereunder.

3.	Plan Participants

Brookfield has the authority to determine and designate from time to time any employee, officer, director or consultant of the Company or an Affiliate to receive an award under the Plan (each a “Participant”). Brookfield shall determine the number of Option Units to be granted and the terms and conditions of such Option Units consistent with the terms of the Plan. In selecting Participants, and in determining the awards, Brookfield shall consider any and all factors that it deems relevant or appropriate. At the time a Participant is granted an award under the Plan, Brookfield shall allocate to such Participant General Option Units and/or Stretch Option Units (collectively, the “Option Units”), which shall represent a share in the General Incentive Pool and Stretch Incentive Pool, respectively.

4.	Incentive Pool and Option Units

(a) General Incentive Pool. Subject to vesting and other terms and conditions set forth herein, an award of General Option Units to a Participant shall entitle such Participant to payment based on a share of the General Incentive Pool. The General Incentive Pool as a percentage of the Sale Proceeds may be increased in Brookfield’s sole discretion (as described in Section 4(e)). In the event that, in connection with a Change in Control, Brookfield disposes of less than 100% of its ownership interest in the Company, the amount of the Sale Proceeds in excess of the Threshold Value shall be determined on a pro-rata basis by reference to the percentage of ownership interest disposed, as determined by Brookfield in its sole discretion.

A Participant’s interest in the General Incentive Pool shall be expressed in a number of notional unitary interests in the General Incentive Pool, as described in Section 4(c) (a “General Option Unit”).

(b) Stretch Incentive Pool. Subject to vesting and other terms and conditions set forth herein, an award of Stretch Option Units to a Participant shall entitle such Participant to payment based on a share of the Stretch Incentive Pool. The Stretch Incentive Pool as a percentage of the Sale Proceeds may be increased in Brookfield’s sole discretion (as described in Section 4(e)). In the event that, in connection with a Change in Control, Brookfield disposes of less than 100% of its ownership interest in the Company, the amount of the Sale Proceeds in excess of the Stretch Threshold Value shall be determined on a pro-rata basis by reference to the percentage of ownership interest disposed, as determined by Brookfield in its sole discretion. A Participant’s interest in the Stretch Incentive Pool shall be expressed in a number of notional unitary interests in the Stretch Incentive Pool, as described in Section 4(d) (a “Stretch Option Unit”).

(c) General Option Units. Each Participant that is allocated General Option Units will be allocated a number of General Option Units which equate to a share in the General Incentive Pool. A total of 10,555,200 General Option Units are available for allocation to Participants, subject to any discretionary increases pursuant to Section 4(e). Each General Option Unit represents a $10 notional interest in the General Incentive Pool, with the implied number of units outstanding in the Company’s overall profit pool equating to 293,200,000 (i.e., the General Incentive Pool equals 3.6% of the difference between the Sale Proceeds and the Threshold Value). At any date of determination, each Participant’s percentage interest in the General Incentive Pool will equal the number of General Option Units granted to such Participant, divided by the maximum amount of General Option Units available under the General Incentive Pool.

(d) Stretch Option Units. In the normal course, each Participant will be allocated one (1) Stretch Option Unit for every four (4) General Option Units that they receive. However, Brookfield maintains the discretion to grant to a Participant a higher or lower number of Stretch Option Units. Each Stretch Option Unit equates to a share in the Stretch Incentive Pool. A total of 2,638,800 Stretch Option Units be available for allocation to all Participants, subject to any discretionary increases pursuant to Section 4(e). Each Stretch Option Unit represents a $10 notional interest in the Stretch Incentive Pool, with the implied number of units outstanding in the Company’s overall profit pool equating to 293,200,000 (i.e., the Stretch Incentive Pool equals 0.9% of the difference between the Sale Proceeds and the Stretch Threshold Value). At any date of determination, each Participant’s percentage interest in the Stretch Incentive Pool will equal the number of Stretch Option Units granted to such Participant, divided by the maximum amount of Stretch Option Units available under the Stretch Incentive Pool.

(e) Potential Adjustments. In the event of any increase in the size of the Incentive Pool, the number of Option Units shall be increased in the same proportion (e.g., an increase in the percentage of the Sale Proceeds allocated to the Incentive Pool of 50% shall result in an increase in the number of available Option Units under the Plan by 50%). Any such increase shall not result in dilution or enlargement of a Participant’s rights with respect to any previously granted Option Units.

(f) Allocation and Forfeiture. Brookfield may issue all or some portion of the Option Units in the Incentive Pool from time to time in its sole discretion. Any forfeiture of Option Units previously allocated to Participants under awards will be held for future grants, if any, and will not be automatically reallocated to other Participants. Any unallocated portion of the Incentive Pool shall be retained by the Company and shall be available for future grants of awards under the Plan, if any. Any portion of the Incentive Pool that is not allocated to Participants at the time of settlement of awards under the Plan shall be retained by the Company.

(g) Notice of Awards. Option Units shall be granted to Participants in the sole discretion of Brookfield. The Company shall notify each Participant of an award, including the number of General Option Units and/or Stretch Option Units allocated to such Participant, in a written notice (an “Option Unit Notice”). An Option Unit Notice may include such additional terms and conditions as Brookfield may determine.

5.	Vesting of Option Units

(a) General. Awards of Option Units shall be subject to time-based vesting based on a Participant’s continued Service, and vesting may be accelerated as provided below. An award may be subject to additional conditions as set forth in the applicable Option Unit Notice.

(b) Vesting Schedule. In general, unless otherwise provided in a Option Unit Notice or as set forth herein, Option Units will become vested based on the continued Service of the Participant in equal annual installments at the rate of twenty percent (20%) of the total number of Option Units covered by an award on each of the first (1st) through the fifth (5th) anniversaries of the date of grant, and shall be settled in accordance with the terms of the Plan. Option Units will become vested under the Plan provided that the Participant has been continuously employed through each such date and is employed by the Company on each anniversary date of grant.

(c) Termination of Service (General). If a Participant ceases to provide Service prior to any applicable vesting date or event under the Plan for any reason, other than a termination for Cause, then the Participant shall forfeit all unvested Option Units for no consideration. Any portion of a Participant’s Option Units that is vested as of the date such Participant ceases to provide Service shall continue to be outstanding vested Option Units and shall be settled in accordance with the terms of the Plan.

(d) Termination for Cause. Notwithstanding anything contained herein to the contrary, if a Participant’s employment with the Company is terminated by the Company for Cause, all of such Participant’s Option Units (whether or not vested) shall terminate and be forfeited for no consideration and cancelled without further force or effect immediately upon such termination for Cause.

(e) Vesting upon Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in an Option Unit Notice, any unvested Option Units that have not previously been forfeited shall accelerate and become fully vested on such date and shall be settled in accordance with the terms of the Plan.

6.	Settlement of Option Units

(a) Amount of Payment. The amount, form and timing of any payments for Option Units shall be determined and approved by Brookfield in accordance with the Plan. The amount of payment in respect of the General Option Units shall be based on the amount of the Sale Proceeds in excess of the Threshold Value that is allocated to the General Incentive Pool in accordance with the Plan, as well as the Participant’s interest in the General Incentive Pool represented by the number of General Option Units awarded to the Participant. The value of each General Option Unit shall be determined by multiplying the total amount of the General Incentive Pool by a fraction, the numerator of which is such Participant’s vested General Option Units and the denominator of which is the total number of General Option Units available under the General Incentive Pool (10,555,200 units). The amount of payment in respect of the Stretch Option Units shall be based on the amount of the Sale Proceeds in excess of the Stretch Threshold Value that is allocated to the Stretch Incentive Pool in accordance with the Plan, as well as the Participant’s interest in the Stretch Incentive Pool represented by the number of Stretch Option Units awarded to the Participant. The value of each Stretch Option Unit shall be determined by multiplying the total amount of the Stretch Incentive Pool by a fraction, the numerator of which is such Participant’s vested Stretch Option Units and the denominator of which is the total number of Stretch Option Units available under the Stretch Incentive Pool (2,638,800 units).

(b) Conditions of Exercise for the General Option Units. Notwithstanding anything in the Plan to the contrary, one-half of the General Option Units, or 5,277,600 General Option Units shall only be exercisable on a proportionate basis between: (a) the point at which the Sale Proceeds are equal to the Threshold Value on the one hand; and (b) the point at which the Sale Proceeds are equal to the Stretch Threshold Value on the other hand (the “50% Condition of Exercise”). Unless otherwise determined by Brookfield and set forth in a Participant’s Option Unit Notice, one-half of all General Option Units allocated to any individual Participant shall have the 50% Condition of Exercise applied to them. For example, in the event that upon a Change in Control the Sale Proceeds are equal to: (i) 1.5 times the Threshold Value, then 62.5% of a Participant’s General Option Units would be exercisable; (ii) 2 times the Threshold Value, then 75% of a Participant’s General Option Units would be exercisable; (iii) 2.5 times the Threshold Value, then 87.5% of a Participant’s General Option Units would be exercisable; and (iv) 3 times the Threshold Value, then 100% of a Participant’s General Option Units would be exercisable. To the extent that the difference between the Sale Proceeds and the Threshold Value upon a Change in Control results in certain General Option Units being rendered non-exercisable then such General Option Units will be forfeited to the Company.

(c) Form of Payment. Payments of Option Units shall generally be made in cash by the Company, provided that if Sale Proceeds are paid to Brookfield all or in part in a form other than cash, Brookfield may provide payment in the same form and proportion as such payment.

(d) Timing of Payment. Payment of vested Option Units shall generally be made in a lump sum within thirty (30) days following the consummation date of a Change in Control, based on the Sale Proceeds received by Brookfield in connection with the Change in Control. Notwithstanding the foregoing, and subject to compliance with Section 409A of the Code, if a portion of Sale Proceeds are scheduled to be paid to Brookfield after such 30th day, whether in the form of earn-outs, escrows of other contingent or deferred consideration, payments in respect of the Option Units (as calculated above) shall be paid on the same schedule and subject to the same terms and conditions as payments are made to Brookfield generally, but not later than the date that is five (5) years following the consummation date of the Change in Control.

7.	Definitions

As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, means any other Person which controls, is controlled by or is under common control with, directly or indirectly, such Person. For this purpose, “control” of a Person shall mean possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through rights under contracts, or otherwise.

(b) “Cause” has the meaning, with respect to a Participant, set forth in such Participant’s employment agreement, offer letter or similar agreement in connection with the employment by the Company. In the absence thereof, “Cause” shall mean: (a) the willful failure of the Participant to properly carry out his or her duties or to comply with the rules and policies of the Company, or any reasonable instruction or directive of the Company, that is not cured, if curable, to the Company’s reasonable satisfaction, within ten (10) days after the Company or its designee gives written notice thereof to the Participant; (b) the Participant acting dishonestly or fraudulently, or the willful misconduct of the Participant in the course of his or her employment, in each case resulting in adverse consequences to the Company, which in the case of willful misconduct only, is not cured, if curable, to the Company’s reasonable satisfaction, within 10 days after the Company or its designee gives written notice thereof to the Participant; (c) if the Participant or any member of his or her family makes any personal profit arising out of or in connection with any transaction to which the Company or is a party or with which the Company is associated without making disclosure to and obtaining the prior written consent of the Company; (d) the conviction of the Participant for, or a guilty plea by the Participant to, any criminal offence punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Company or the suitability of the Participant to perform his or her duties, including without limitation any offence involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts involving moral turpitude; (e) the failure by the Participant to fully comply with and perform his or her fiduciary duties; (f) any other act, event or circumstance which would constitute just cause at law for termination of the Participant’s employment; or (g) any resignation by the Participant in anticipation of a termination by the Company of such Participant’s employment due to any of the above.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control” means any transaction or series of transactions (including, without limitation, the consummation of a combination, share purchases, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise) pursuant to which: (a) a Person not affiliated with Brookfield acquires securities representing more than seventy percent (70%) of the combined voting power of the outstanding voting securities of the Company or the entity surviving or resulting from such transaction; (b) following a public offering of the Company’s stock, Brookfield has ceased to have a beneficial ownership interest in at least thirty percent (30%) of the Company’s outstanding voting securities (effective on the first such date); or (c) the Company sells all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. It is intended that the occurrence of a Change in Control in which Sale Proceeds exceed the Threshold Value (and in which the Sale Proceeds exceed the Stretch Threshold Value) would constitute a “substantial risk of forfeiture” within the meaning of Section 409A.

(e) “General Incentive Pool” shall be the dollar amount represented by three and 6/10ths percent (3.6%) of the Sale Proceeds realized by Brookfield as of any date of determination hereunder in excess of the Threshold Value.

(f) “Incentive Pool” means, collectively, the General Incentive Pool and the Stretch Incentive Pool.

(g) “Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a judicial authority, a governmental authority or any other entity or association of any kind. References to any Person shall include the successors and assigns thereof, except to the extent otherwise expressly provided in the Plan.

(h) “Sale Proceeds” as of any date of determination, means, without duplication, the sum of all proceeds actually received by Brookfield, net of all Sales Costs: (i) as consideration (whether cash or equity) upon the Change in Control; and (ii) as distributions, dividends, repurchases, redemptions or otherwise as a holder of such equity interests in the Company. Proceeds that are not paid upon or prior to or in connection with the Change in Control, including earn-outs, escrows and other contingent or deferred consideration shall become “Sale Proceeds” only as and when such proceeds are received by Brookfield. The amount of Sale Proceeds shall be determined by Brookfield in its sole discretion.

(i) “Sales Costs” means any costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by Brookfield in connection with, arising out of or relating to a Change in Control, as determined by Brookfield in its sole discretion.

(j) “Service” means provision of services as an employee, officer, director or consultant to or for the benefit of the Company or an Affiliate.

(k) “Option Units” means, collectively, the General Option Units and the Stretch Option Units.

(l) “Stretch Incentive Pool” shall be the dollar amount represented by 9/10ths percent (0.9%) of the Sale Proceeds realized by Brookfield as of any date of determination hereunder in excess of the Stretch Threshold Value.

(m) “Stretch Threshold Value” as of any date of determination, means, an amount equal to US$8,796,000,000 (which represents three times (3X) the amount of the total invested capital of Brookfield as of the Investment Date), plus the dollar value of any cash or other consideration contributed to or invested in the Company by Brookfield after the Investment Date. The Stretch Threshold Value shall be determined by Brookfield in its sole discretion.

(n) “Threshold Value” as of any date of determination, means, an amount equal to US$2,932,000,000 (which represents the amount of the total invested capital of Brookfield as of the Investment Date), plus the dollar value of any cash or other consideration contributed to or invested in the Company by Brookfield after the Investment Date. The Threshold Value shall be determined by Brookfield in its sole discretion.

8.	Miscellaneous

(a) Tax Withholding. All payments in respect of Option Units under the Plan will be treated as ordinary compensation income for tax purposes and will be subject to all applicable tax withholdings.

(b) Rights as an Award Holder. The Option Units do not constitute an equity interest in the Company or any of its Affiliates and shall not be construed as providing or creating any rights of a holder of an equity interest (including rights to distributions and to vote). Participants shall not be treated as an equity holder of the Company or any of its Affiliates as a result of being granted an award hereunder.

(c) Non-Transferability; Unfunded Plan. Other than in accordance with the laws of descent and distribution, in no event shall any Option Units allocated to a Participant, nor any payment to any Participant or any right of any Participant to receive any payment arising under the Plan, be subject to alienation, sale, transfer, assignment, garnishment, pledge, encumbrance or charge. The Participant’s right to the payments under the Plan shall represent an unfunded and unsecured promise to be paid by the Company. A Participant will be a general, unsecured creditor of the Company and the Participant’s right to payments shall remain subject to the claims of the Company’s creditors. If the Company’s assets are insufficient to pay all of its creditors, each Participant recognizes that such Participant may not receive part or all of such Participant’s payments hereunder. Brookfield is not a party to and shall not have any liability for payments under the Plan. The Plan is not subject to the Employment Retirement Income Security Act of 1974.

(d) Limitation of Rights. Neither the establishment of the Plan nor any grant of an award or payment of an amount hereunder shall be construed as conferring upon a Participant any right with respect to a continuation of employment by the Company or any of its Affiliates nor shall it interfere in any way with the right of the Company or any of its Affiliates to terminate a Participant’s employment at any time.

Nothing in the Plan shall be construed to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or limit the right or power of the Company to take any action that it deems necessary or appropriate.

(e) Section 409A. All payments hereunder are intended to comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). If a payment is deemed to be subject to Section 409A, the Company may, in its sole discretion and without a Participant’s prior consent, amend the Plan, adopt policies and procedures, or take any other necessary or appropriate actions (including actions with retroactive effect) to preserve the intended tax treatment of any such payment or comply with the requirements of Section 409A. A termination of Service shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of Service unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”). All payments and benefits delayed pursuant to this Section 8(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Participant in a lump sum without interest, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for such Participant’s benefit under this Plan may not be reduced by or offset against any amount owing by the Participant to the Company or any of its Affiliates. It is intended that each payment provided under this Plan shall be a separate “payment” for purposes of Section 409A.

(f) Amendment and Termination. The Plan shall take effect on the Effective Date. Brookfield shall be entitled at any time or from time to time to amend, alter, suspend or terminate in whole or in part any or all of the provisions of the Plan; provided, that with respect to any outstanding award of Option Units, no such action shall be made without the consent of the affected Participants unless Brookfield shall have determined that such action would not adversely affect the right of such Participant in a material manner.

(g) Successors; Governing Law. The Company’s rights and obligations hereunder shall be binding upon its successors. The Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and may be assumed by and become binding upon and may inure to the benefit of, any Affiliate of the Company or transferee of all or substantially all of its assets. The validity, interpretation, and enforcement of the Plan and all awards hereunder shall be governed by the laws of the state of Delaware without regard to its conflict of laws principles and rules.

IN WITNESS WHEREOF, the Company has adopted the Plan effective as of January 1, 2020.